Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-231751
Subject to Completion
The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted.
Dated September 27, 2019.

Pricing Supplement dated September , 2019 to the
Product Prospectus Supplement MLN-ES-ETF-1 dated June 19, 2019 and
Prospectus Dated June 18, 2019

The Toronto-Dominion Bank
$[●]
Autocallable Fixed Interest Barrier Notes Linked to the Least Performing among the Common Stock of American Express Company, the Common Stock of Discover Financial Services, the Common Stock of Mastercard Incorporated and the Common Stock of Visa Inc. Due on or about September 29, 2021

The Toronto-Dominion Bank (“TD” or “we”) is offering the Autocallable Fixed Interest Barrier Notes (the “Notes”) linked to the least performing among the common stock of American Express Company, the common stock of Discover Financial Services, the common stock of Mastercard Incorporated and the common stock of Visa Inc. (each, a “Reference Asset” and together, the “Reference Assets”).
The Notes will pay you an Interest Payment on each Interest Payment Date at a per annum rate of 8.30%, regardless of the performance of the Reference Assets, unless the Notes are subject to an automatic call. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value, which is equal to 100.00% of its Initial Value. If the Notes are automatically called, on the first following Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount, plus the Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, the payment or delivery you receive at maturity, in addition to the Interest Payment otherwise due, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 65.00% of its Initial Value, calculated as follows:
•	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value, you will receive an amount in cash per Note equal to:
the Principal Amount of $1,000
•	If the Final Value of any Reference Asset is less than its Barrier Value, you will receive a number of shares of the Least Performing Reference Asset per Note equal to:
the Physical Delivery Amount
In this scenario, investors will suffer a loss on their initial investment that is expected to be proportionate to the percentage decline in the Reference Asset with the lowest percentage change from its Initial Value to its Final Value (the “Least Performing Reference Asset”) over the term of the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Any payments on or deliveries in respect of the Notes are subject to our credit risk.
The Notes do not guarantee the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. Any payments on or deliveries in respect of the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this preliminary pricing supplement (this “pricing supplement”), “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement MLN-ES-ETF-1 dated June 19, 2019 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on or about October 2, 2019 against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $930.00 and $950.00 per Note, as discussed further under “Additional Risk Factors — Estimated Value” on page P-10 and “Additional Information Regarding the Estimated Value of the Notes” on page P-24 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
	Public Offering Price(1)	Underwriting Discount(2)	Proceeds to TD(2)
Per Note	$1,000.00	$30.00	$970.00
Total	$	$	$
(1) Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $970.00 (97.00%) per $1,000.00 Principal Amount of the Notes.
(2) TD Securities (USA) LLC (“TDS”) will receive a commission of $30.00 (3.00%) per $1,000.00 principal amount of the Notes and may use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. TDS may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $30.00 per Note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Autocallable Fixed Interest Barrier Notes Linked to the Least Performing
among the Common Stock of American Express Company, the Common
Stock of Discover Financial Services, the Common Stock of Mastercard
Incorporated and the Common Stock of Visa Inc. Due on or about
September 29, 2021

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Fixed Interest Barrier Notes
Term:	Approximately 24 months, subject to an automatic call
Reference Assets:
The common stock of American Express Company (Bloomberg ticker: AXP, “AXP”), the common stock of Discover Financial Services (Bloomberg ticker: DFS, “DFS”), the common stock of Mastercard Incorporated (Bloomberg ticker: MA, “MA”) and the common stock of Visa Inc. (Bloomberg ticker: V, “V”)

CUSIP / ISIN:	891160SB0 / US891160SB05
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	September 27, 2019
Issue Date:
October 2, 2019, which is three Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:
September 27, 2021, subject to postponement in the same manner as a Call Observation Date, as described below under “Call Observation Dates” and as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement. If such day is not a Trading Day, the Final Valuation Date shall be the first following Trading Day.

Maturity Date:	September 29, 2021, subject to postponement as described below under “Call Observation Dates” or, if such day is not a Business Day, the next following Business Day.

TD SECURITIES (USA) LLC	P-2

Call Feature:
If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment equal to the Principal Amount, plus the Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

Call Threshold Value:
With respect to AXP, $[●] (100.00% of its Initial Value, to be determined on the Pricing Date).
With respect to DFS, $[●] (100.00% of its Initial Value, to be determined on the Pricing Date).
With respect to MA, $[●] (100.00% of its Initial Value, to be determined on the Pricing Date).
With respect to V, $[●] (100.00% of its Initial Value, to be determined on the Pricing Date).
Each Call Threshold Value will be determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement.

Call Observation Dates:
Quarterly, on the 27th calendar day of each quarter, commencing on March 27, 2020 and ending on June 27, 2021, or, if such day is not a Trading Day, the next following Trading Day. If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on any Call Observation Date, the Call Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no Market Disruption Event occurs or is continuing for that Reference Asset. In no event, however, will any Call Observation Date for any Reference Asset be postponed by more than eight Trading Days. If the determination of the Closing Value of a Reference Asset for any Call Observation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if on any Call Observation Date, no Market Disruption Event occurs or is continuing with respect to a particular Reference Asset, the Call Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a Market Disruption event with respect to another Reference Asset. If a Call Observation Date or the Final Valuation Date is postponed, the corresponding Call Payment Date, Interest Payment Date and/or Maturity Date, as applicable, will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Call Payment Date:
If the Notes are subject to an automatic call, the Call Payment Date will be the Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.

Interest Payment:
An Interest Payment will be paid to you on the corresponding Interest Payment Date regardless of the performance of each Reference Asset (unless the Notes are subject to an automatic call), in an amount equal to:
Principal Amount x Interest Rate x 1/12
All amounts used in or resulting from any calculation relating to an Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.

Interest Rate:	8.30% per annum
Interest Payment Dates:
The later of (i) the 29th calendar day of each month and (ii) the day that is two Business Days following any Call Observation Date in such month, commencing on October 30th, 2019 and ending on the Maturity Date, subject to the Call Feature. If an Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be the next following Business Day. Each Interest Payment Date following any Call Observation Date in such month is subject to postponement as described above under “— Call Observation Dates”.

TD SECURITIES (USA) LLC	P-3

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date, in addition to the Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:
If the Final Value of each Reference Asset is greater than or equal to its Barrier Value, you will receive an amount in cash per Note equal to:
the Principal Amount of $1,000
If the Final Value of any Reference Asset is less than its Barrier Value, you will receive a number of shares of the Least Performing Reference Asset per Note equal to:
the Physical Delivery Amount
In this scenario, investors will suffer a percentage loss on their initial investment that is expected to be proportionate to the percentage decline in the Least Performing Reference Asset over the term of the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Any payments on or deliveries in respect of the Notes are subject to our credit risk.

All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:
With respect to AXP, $[●] (to be determined on the Pricing Date).
With respect to DFS, $[●] (to be determined on the Pricing Date).
With respect to MA, $[●] (to be determined on the Pricing Date).
With respect to V, $[●] (to be determined on the Pricing Date).
In each case equal to its Closing Value on the Pricing Date, as determined by the Calculation Agent and subject to adjustment, as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:
With respect to AXP, $[●] (65.00% of its Initial Value, to be determined on the Pricing Date).
With respect to DFS, $[●] (65.00% of its Initial Value, to be determined on the Pricing Date).
With respect to MA, $[●] (65.00% of its Initial Value, to be determined on the Pricing Date).
With respect to V, $[●] (65.00% of its Initial Value, to be determined on the Pricing Date).
Each Barrier Value will be determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.

TD SECURITIES (USA) LLC	P-4

Physical Delivery Amount:
With respect to AXP, [●] shares per Note,
with respect to DFS, [●] shares per Note,
with respect to MA, [●] shares per Note and
with respect to V, [●] shares per Note.

in each case, a number of shares per Note of such Reference Asset equal to the quotient of the Principal Amount divided by its Initial Level (observed to four decimal places), as determined by the Calculation Agent and as subject to adjustment as described herein. If this number is not a round number, then any fractional share shall be paid in cash in an amount equal to the product of such fraction and the Final Level of the Least Performing Reference Asset. For the avoidance of doubt, if the Physical Delivery Amount of the Least Performing Reference Asset is less than 1.0000, on the Maturity Date, you will receive an amount in cash per Note, if anything, based on the cash value of the fractional share, as described in the preceding sentence.
Investors should note that the value of the Physical Delivery Amount investors receive on the Maturity Date may be less than the payment that investors would have received had the Issuer instead paid an amount in cash, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.

Monitoring Period:	Final Valuation Date Monitoring
Trading Day:	A day on which the principal trading market(s) for each Reference Asset is open for trading, as determined by the Calculation Agent.
Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat each Note, for U.S. federal income tax purposes, as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “Debt Component”); and (2) a put option contract in respect of the Reference Assets (the “Put Option Component”), allocated as specified herein under “Material U.S. Federal Income Tax Consequences”. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further herein and in the product prospectus supplement under “Material U.S. Federal Income Tax Consequences”.

Canadian Tax Treatment:	Please see the discussion below under “Supplemental Discussion of Canadian Tax Consequences” for information concerning the Canadian tax implications of an investment in the Notes.
Record Date:	The Business Day preceding the relevant Interest Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities—Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
The Pricing Date, the Issue Date, and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm
◾	Product Prospectus Supplement MLN-ES-ETF-1 dated June 19, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000114036119011260/form424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Your Investment in the Notes May Result in a Loss and You May Receive Shares of the Least Performing Reference Asset in Lieu of Any Cash Payment on the Maturity Date.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be less than the Principal Amount and may even be worthless. The value of the Physical Delivery Amount received on the Maturity Date may be less than the payment that investors would have received had the Issuer instead paid an amount in cash, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.
The Potential Positive Return on the Notes Is Limited to the Interest Payments Paid on the Notes, Regardless of Any Appreciation in the Price of Any Reference Asset.
The potential positive return on the Notes is limited to the Interest Payments paid, meaning any positive return on the Notes will be composed solely by the sum of the Interest Payments paid over the term of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of the Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a direct investment in such Reference Asset or a security directly linked to the positive performance of such Reference Asset.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if the Notes are not subject to an automatic call and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
Investors Are Exposed to the Market Risk of Each Reference Asset.
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on the Final Valuation Date. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, if the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, you will receive a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, the decline in the value of which is expected to be proportionate to the Least Performing Percentage Change, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset.
The risk that (i) the Final Value of any Reference Asset is less than its Barrier Value and (ii) that you will lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset. With more Reference Assets, it is more likely that the Final Value of any Reference Asset will be less than its Barrier Value on the Final Valuation Date than if the Notes were linked to a single Reference Asset.

TD SECURITIES (USA) LLC	P-7

In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Final Value that is less than its Barrier Value on the Final Valuation Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Barrier Value and Interest Rate are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Interest Rate and lower Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that the Final Value of any Reference Asset is less than its Barrier Value on the Final Valuation Date is even greater despite a lower Barrier Value. Therefore, it is more likely that the Final Value of a Reference Asset will be less than its Barrier Value and that you will lose a significant portion or all of your initial investment at maturity.
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on, or deliveries in respect of, the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.
The Interest Rate Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher the Reference Assets’ volatility, the more likely it is that the Closing Value of each Reference Asset could be less than its Barrier Value on the Final Valuation Date. Volatility means the magnitude and frequency of changes in the values of the Reference Assets. This greater risk will generally be reflected in a higher Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Interest Rate is set on the Pricing Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply during the term of the Notes, including on the Final Valuation Date, resulting in an increased risk of being exposed to the Least Performing Reference Asset on the Final Valuation Date and an increased risk of losing a significant portion or all of your Principal Amount.
The Notes are subject to risks associated with the banking industry.
The Notes are subject to concentration risk because the Reference Assets are in the banking industry. Companies in the banking industry may be affected by industry competition, dependencies on a limited number of products, obsolescence of products, government approvals and regulations, loss or impairment of intellectual property rights and litigation regarding product liability. Because the Reference Assets are in the banking industry, the Notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting the banking industry than an investment linked to a more broadly diversified group of securities.
There Are Single Stock Risks Associated with each Reference Asset.
The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset and its issuer (the “Reference Asset Issuer”, and together, the “Reference Asset Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets and Reference Asset Issuers for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and each Reference Asset Issuer’s SEC filings. We urge you to review financial and other information filed periodically by the Reference Asset Issuers with the SEC.

TD SECURITIES (USA) LLC	P-8

Estimated Value
The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes will not be a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
If the Values of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of each Reference Asset remains equal to or greater than its Barrier Value or increases greater than its Initial Value during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.

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There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the Payment at Maturity on the Notes. We will serve as the Calculation Agent but may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Because this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Reference Asset has occurred, and make certain adjustments to the Reference Asset if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.
You Will Not Hold Any Shares of Any Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions by Any Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Unless and until you receive the Physical Delivery Amount of the Least Performing Reference Asset, investing in the Notes will not make you a holder of shares of any Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against any Reference Asset Issuer. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Asset and received any dividends paid or other distributions made in connection with them.
We Do Not Control any Reference Asset Issuer and Are Not Responsible for Any of their Disclosures.
Neither we nor any of our affiliates have the ability to control the actions of any Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to any Reference Asset or Reference Asset Issuer. We are not responsible for any Reference Asset Issuer’s public disclosure of information on itself or the applicable Reference Asset, whether contained in Securities Exchange Commission filings or otherwise. You should make your own investigation into each of the Reference Asset Issuers.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent will adjust the Initial Value, and therefore the Physical Delivery Amount and Barrier Value for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Assets, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Assets. Those events or other actions by any Reference Asset Issuer or a third party may nevertheless adversely affect the price of a Reference Asset, and adversely affect the value of, and the return on, your Notes.
Each Call Observation Date, the Final Valuation Date and the Interest Payment Dates are subject to Market Disruption Events and Postponements.
Each Call Observation Date, the Final Valuation Date and each Interest Payment Date (including the Maturity Date), is subject to postponement as described in the product prospectus supplement due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Payments or Deliveries on, the Notes.
We, the Agent and our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of a Reference Asset, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in a Reference Asset.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

TD SECURITIES (USA) LLC	P-10

We, the Agent and our affiliates may, at present or in the future, engage in business with one or more Reference Asset Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the value of a Reference Asset and, therefore, the market value of the Notes and the amount payable, or value of any deliveries on, the Notes.
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion below under “Supplemental Discussion of Canadian Tax Consequences”. If you are not a Non-resident Holder (as that term is defined herein under ““Supplemental Discussion of Canadian Tax Consequences”) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Values and Percentage Changes of the Reference Assets used to illustrate the Payment at Maturity (rounded to two decimal places) or upon an automatic call are not estimates or forecasts of the Initial Value, the Final Value or the value of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume, for hypothetical Reference Asset A, Reference Asset B, Reference Asset C and Reference Asset D respectively, hypothetical Initial Values of $200.00, $100.00, $50.00 and $20.00, hypothetical Call Threshold Values of $200.00, $100.00, $50.00 and $20.00 (each 100.00% of its hypothetical Initial Value), hypothetical Barrier Values of $130.00, $65.00, $32.50 and $13.00 (each 65.00% of its hypothetical Initial Value), a hypothetical Interest Payment of $6.75 per Note (reflecting a hypothetical Interest Rate of 8.10% per annum), hypothetical Physical Delivery Amounts of 5.000, 10.0000, 20.0000, and 50.0000, that a holder purchased Notes with a Principal Amount of $1,000 and that no Market Disruption Event occurs on any Call Observation Date or on the Final Valuation Date. The actual terms of the Notes will be set forth on the cover page of the final pricing supplement.
Example 1 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Call Threshold Value on the First Call Observation Date and The Notes Are Automatically Called.
Call Observation Date	Closing Values	Payment (per Note)
First Call Observation Date (First through Sixth Interest Payment Dates)
Reference Asset A: $220.00 (greater than or equal to its Call Threshold Value)
Reference Asset B: $110.00 (greater than or equal to its Call Threshold Value)
Reference Asset C: $55.00 (greater than or equal to its Call Threshold Value)
Reference Asset D: $20.00 (greater than or equal to its Call Threshold Value)
$1,000 (Principal Amount) + $6.75 (Interest Payment) $1,006.75 (Total Payment upon Automatic Call) + $33.75 (Interest Payments Previously Paid) $1,040.50 (Total Return)
If on the first Call Observation Date (which is also the sixth Interest Payment Date), the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value, the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,006.75 per Note, reflecting the Principal Amount plus the applicable Interest Payment. When added to the Interest Payments of $33.75 received in respect of the prior Interest Payment Dates, TD will have paid you a total of $1,040.50, a return of 4.05% per Note. No further amounts will be owed under the Notes.

Example 2 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Call Threshold Value on the Third Call Observation Date and The Notes Are Automatically Called.
Call Observation Date	Closing Value	Payment (per Note)
First through Second Call Observation Dates (First through Ninth Interest Payment Dates)
Reference Asset A: Various (all less than its Call Threshold Value)
Reference Asset B: Various (all less than its Call Threshold Value)
Reference Asset C: Various (all less than its Call Threshold Value)
Reference Asset D: Various (all less than its Call Threshold Value)

$60.75 (Aggregate Interest Payments through Third Call Observation Date)
Third Call Observation Date (Tenth through Twelfth Interest Payment Dates)
Reference Asset A: $210.00 (greater than its Call Threshold Value)
Reference Asset B: $105.00 (greater than its Call Threshold Value)
Reference Asset C: $60.00 (greater than its Call Threshold Value)
Reference Asset D: $25.00 (greater than its Call Threshold Value)
$1,000 (Principal Amount) + $6.75 (Interest Payment) $1,006.75 (Total Payment upon Automatic Call) + $74.25 (Interest Payments Previously Paid) $1,081.00 (Total Return)
If on the third Call Observation Date (which is also the twelfth Interest Payment Date), the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value, the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,006.75 per Note, reflecting the Principal Amount plus the applicable Interest Payment. When added to the Interest Payments of $74.25 paid in respect of the prior Interest Payment Dates, TD will have paid you a total of $1,081.00 per Note, a return of 8.100% per Note. No further amounts will be owed under the Notes.

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Example 3 —	The Closing Value of Each Reference Asset is Less than its Initial Value on each Call Observation Date and the Final Value of each Reference Asset is greater than or equal to its Barrier Value.
Call Observation Date	Closing Value	Payment (per Note)
First through Sixth Call Observation Dates (First through Twenty-First Interest Payment Dates)
Reference Asset A: Various (all less than its Call Threshold Value)
Reference Asset B: Various (all less than its Call Threshold Value)
Reference Asset C: Various (all less than its Call Threshold Value)
Reference Asset D: Various (all less than its Call Threshold Value)

$141.75 (Aggregate Interest Payments through Eighteenth Call Observation Date)
Final Valuation Date (Twenty-second through Twenty-Fourth Interest Payment Dates)
Reference Asset A: $180.00 (greater than its Barrier Value)
Reference Asset B: $110.00 (greater than its Barrier Value)
Reference Asset C: $40.00 (greater than its Barrier Value)
Reference Asset D: $30.00 (greater than its Barrier Value)
$1,000 (Principal Amount) + $6.75 (Interest Payment) $1,006.75 (Total Payment on Maturity Date) + $155.25 (Interest Payments Previously Paid) $1,162.00 (Total Return)
If the Closing Value of each Reference Asset on each of the first through sixth Call Observation Dates is less than its Call Threshold Value on each Call Observation Date, we will pay the Interest Payment on the applicable Interest Payment Date and the Notes will not be subject to an automatic call. Because the Final Value of each Reference Asset is greater than its Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,006.75 per Note, reflecting the Principal Amount plus the applicable Interest Payment. When added to the Interest Payments of $155.25 paid in respect of the prior Interest Payment Dates, TD will have paid you a total of $1,162.00 per Note, a return of 16.20% per Note.

Example 4 —	The Closing Value of Each Reference Asset is Less than its Initial Value on each Call Observation Date and the Final Value of the Least Performing Reference Asset is less than its Barrier Value.

Call Observation Date	Closing Value	Payment (per Note)
First through Sixth Call Observation Dates (First through Twenty-First Interest Payment Dates)
Reference Asset A: Various (all less than its Call Threshold Value)
Reference Asset B: Various (all less than its Call Threshold Value)
Reference Asset C: Various (all less than its Call Threshold Value)
Reference Asset D: Various (all less than its Call Threshold Value)

$155.25 (Aggregate Interest Payments through Eighteenth Call Observation Date)
Final Valuation Date (Twenty-second through Twenty-Fourth Interest Payment Dates)
Reference Asset A: $100.00 (less than its Barrier Value)
Reference Asset B: $80.00 (greater than its Barrier Value)
Reference Asset C: $40.00 (greater than its Barrier Value)
Reference Asset D: $14.00 (greater than its Barrier Value)

= Physical Delivery Amount of the Least Performing Reference Asset x Final Value of the Least Performing Reference Asset
= 5.0000 x $100.00
= $500.00* (Value of Number of Shares)
+ $6.75 (Interest Payment)
= $506.75 (Total Payment on Maturity Date)

+ $155.25 (Interest Payments Previously Paid) $662.00 (Total Return)

If the Closing Value of each Reference Asset on each of the first through sixth Call Observation Dates is less than its Call Threshold Value on each Call Observation Date, we will pay the Interest Payment on the applicable Interest Payment Date and the Notes will not be subject to an automatic call. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, on the Maturity Date we will deliver to you a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, for a total of $500.00* per Note. When added to the Interest Payment of $6.75 paid in respect of the final Interest Payment Date and the Interest Payments of $155.25 paid in respect of the prior Interest Payment Dates, TD will have paid you a total of $662.00 per Note, a loss of 33.80% per Note. The value of the shares received on the Maturity Date, and the total return on the Notes at that time, depends on the Closing Value of the Least Performing Reference Asset on the Maturity Date.
*Represents the cash value of the Physical Delivery Amount of the Least Performing Reference Asset on the Final Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes on the Maturity Date depends on the level of the Least Performing Reference Asset on the Maturity Date.
Investors should note that, because we will deliver the Physical Delivery Amount of the Least Performing Reference Asset instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive will be determined on the Maturity Date and such value may be less than the payment that investors would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.

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Information Regarding the Reference Assets
Each Reference Asset is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Values of each Reference Asset for the period specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”).

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of any Reference Asset. We cannot give you any assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

American Express Company

According to publicly available information, American Express Company (“American Express”) is a global services company that principally offers charge and credit card products and travel-related services offered to consumers and businesses. Information filed by American Express with the SEC can be located by reference to its SEC file number: 001-07657, or its CIK Code: 0000004962.  American Express’ website is americanexpress.com.  American Express’ common stock is listed on the New York Stock Exchange under the ticker symbol “AXP.”

Historical Information
The graph below illustrates the performance of American Express from September 26, 2019 through September 26, 2019. We obtained the information regarding the historical performance of American Express in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of American Express should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of American Express. We cannot give you any assurance that the performance of American Express will result in any positive return on your initial investment.
American Express Company (AXP)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Discover Financial Services

According to publicly available information, Discover Financial Services (“Discover”) is a direct banking and payment services company that provides direct banking products and services, credit card loans, private student loans, personal loans, home equity loans and deposit products. Information filed by Discover with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33378, or its CIK Code: 0001393612. Discover’s website is discover.com. Discover’s common stock is listed on the New York Stock Exchange under the ticker symbol “DFS.”

Historical Information
The graph below illustrates the performance of Discover from September 26, 2019 through September 26, 2019. We obtained the information regarding the historical performance of Discover in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of Discover should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of Discover. We cannot give you any assurance that the performance of Discover will result in any positive return on your initial investment.

Discover Financial Services (DFS)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Mastercard Incorporated

According to publicly available information, Mastercard Incorporated (“Mastercard”) is a technology company that provides financial transaction processing services and offering payment processing services for credit and debit cards and related products and services. Information filed by Mastercard with the SEC can be located by reference to its SEC file number: 001-32877, or its CIK Code: 0001141391. Mastercard’s common stock is listed on the New York Stock Exchange under the ticker symbol “MA.”

Historical Information
The graph below illustrates the performance of Mastercard from September 26, 2019 through September 26, 2019. We obtained the information regarding the historical performance of Mastercard in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of Mastercard should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of Mastercard. We cannot give you any assurance that the performance of Mastercard will result in any positive return on your initial investment.

Mastercard Incorporated (MA)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Visa Inc.

According to publicly available information, Visa Inc. (“Visa”) is a global payments technology company that enables the authorization, clearing, and settlement of payment transactions among consumers, merchants, financial institutions, businesses, strategic partners and government entities. Information filed by Visa with the SEC can be located by reference to its SEC file number: 001-33977, or its CIK Code: 0001403161. Visa’s common stock is listed on the New York Stock Exchange under the ticker symbol “V.”

Historical Information
The graph below illustrates the performance of Visa from September 26, 2019 through September 26, 2019. We obtained the information regarding the historical performance of Visa in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of Visa should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of Visa. We cannot give you any assurance that the performance of Visa will result in any positive return on your initial investment.

Visa Inc. (V)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion, other than the section entitled “Non-U.S. Holders” below, applies to you only if you are a U.S. holder, as defined in the product prospectus supplement. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize each Note as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “Debt Component”); and (2) a put option contract in respect of the Reference Assets (the “Put Option Component”). In accordance with this treatment, you agree to treat each Fixed Interest Payment as consisting of (1) interest on the Debt Component and (2) put option premium on the Put Option Component as follows:
Fixed Interest Rate	Interest on Debt Component	Put Option Component
[●]% per annum	[●]%	[●]%
We intend to treat the Debt Component as having a term greater than one year, so that interest payments in respect of the Debt Component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income tax purposes. If, however, the Debt Component were treated as having a term of one year or less, amounts treated as interest on the Debt Component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.
Put option premium payments in respect of the Put Option Component would generally not be taxed until a sale, automatic call or maturity of the Notes. At maturity, such payments would be taxed as a short-term capital gain.
If the Notes are automatically called prior to the Maturity Date, you generally should not recognize gain or loss with respect to the Debt Component, and you generally should recognize the total put option premium received as short-term capital gain on the applicable Call Payment Date.
Upon a sale of the Notes for cash, you should allocate the cash received between the Debt Component and the Put Option Component on the basis of their respective values on the date of sale. You should generally recognize gain or loss with respect to the Debt Component in an amount equal to the difference between the amount of the sale proceeds allocable to the Debt Component (less accrued and unpaid interest, which will be taxable as such) and your adjusted tax basis in the Debt Component (which generally will equal your purchase price for the Note). This gain or loss should be capital gain or loss and should be long-term capital gain or loss if you are treated as having held the Debt Component for more than one year at the time of sale. If the Put Option Component has a positive value on the date of sale, you should generally recognize short-term capital gain equal to the portion of the sale proceeds allocable to the Put Option Component plus any previously received put option premium. If the Put Option Component has a negative value on the date of sale, you should generally be treated as having paid the buyer an amount equal to the negative value in order to assume your rights and obligations under the Put Option Component. In that case, you should recognize a short-term capital gain or loss in an amount equal to the difference between the total put option premium previously received and the amount of the payment deemed made by you with respect to the buyer’s assumption of the Put Option Component. The amount of the deemed payment will be added to the sale price allocated to the Debt Component in determining the gain or loss in respect of the Debt Component. The deductibility of capital losses by U.S. holders is subject to limitations.
If, on the Maturity Date, you receive a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the Reference Asset received should equal the price paid to acquire the Notes, and that basis will be allocated proportionately among the shares. The holding period for the shares of the Least Performing Reference Asset will begin on the day after beneficial receipt of such shares. With respect to any cash received in lieu of a fractional share of the Least Performing Reference Asset, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the Least Performing Reference

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Asset equal to its Physical Delivery Amount could be treated as a taxable settlement of the Notes followed by a purchase of the shares of the Least Performing Reference Asset pursuant to the original terms of the Notes. If this receipt is so treated, you (i) should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash received in lieu of a fractional share, if any, and the amount paid for the Notes, (ii) should take a basis in such shares in an amount equal to their fair market value at such time and (iii) should have a holding period in such shares beginning on the day after beneficial receipt of such shares.
This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of any Least Performing Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Least Performing Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the shares of each Reference Asset. Further, you should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of any Reference Asset received at maturity.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further herein.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Possible changes in law. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the Put Option Component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any Reference Asset Issuer or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non- U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of a Reference Asset Issuer as a USRPHC or the Notes as USRPI.

TD SECURITIES (USA) LLC	P-19

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Assets, our counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Assets or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Assets or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Assets or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (and/or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including possible alternative treatments) and any shares of any Reference Asset received, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-20

Supplemental Discussion of Canadian Tax Consequences
The following section supersedes and replaces in its entirety the section of the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences” and the section “Tax Consequences — Canadian Taxation” in the prospectus.
In the opinion of Osler, Hoskin & Harcourt LLP, special Canadian tax counsel to TD, the following is, as of the date hereof, a summary of certain Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) and Income Tax Regulations issued thereunder (the “Canadian Tax Regulations”) generally applicable to a holder who acquires beneficial ownership of a Note pursuant to this pricing supplement, and who, for purposes of the Canadian Tax Act and any applicable income tax convention, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with TD and any Canadian resident (or deemed Canadian resident) to whom the holder disposes of the Note, (ii) is entitled to receive all payments (including any interest and principal) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act, (iv) holds the Note as capital property, (v) does not use or hold and is not deemed to use or hold the Note in or in the course of carrying on a business in Canada and (vi) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary is based upon the current provisions of the Canadian Tax Act and the Canadian Tax Regulations in force as of the date hereof, all specific proposals to amend the Canadian Tax Act and the Canadian Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in the Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies or assessing practices, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or non-Canadian tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this pricing supplement. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes having regard to their own particular circumstances.
Based in part on the published administrative position of the CRA, any amount in excess of the Principal Amount of a Note paid or credited or deemed for purposes of the Canadian Tax Act to be paid or credited to a Non-resident Holder on the Note should not be subject to Canadian non-resident withholding tax. Should payments with respect to the Notes become subject to such withholding tax, TD will withhold tax at the applicable statutory rate and will not make payments of any additional amounts.
GENERALLY, THERE ARE NO OTHER CANADIAN TAXES ON INCOME (INCLUDING TAXABLE CAPITAL GAINS) PAYABLE BY A NON-RESIDENT HOLDER UNDER THE CANADIAN TAX ACT SOLELY AS A CONSEQUENCE OF THE ACQUISITION, OWNERSHIP OR DISPOSITION OF A NOTE.

TD SECURITIES (USA) LLC	P-21

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount specified on the cover page hereof and may use all or a portion of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The Notes will generally be offered to the public at the Public Offering Price, provided that certain fee based advisory accounts may purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may forgo, in their sole discretion, some or all of their selling concessions in connection with such sales. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to European Economic Area Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-22

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be communicated to investors in the final pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

TD SECURITIES (USA) LLC	P-23